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                                  EXHIBIT 5



75 State Street              WARNER & STACKPOLE LLP    Telephone: (617) 951-9000
Boston, Massachusetts 02109  ----------------------          Fax: (617) 951-9151
                               COUNSELLORS AT LAW




                                                     September 19, 1996


Vertex Pharmaceuticals Incorporated
130 Waverly Street
Cambridge, MA  02139-4211

Ladies and Gentlemen:

     We have acted as counsel to Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") with respect to the offering by the Company of 150,000 shares (the "Shares") of the Common Stock, $.01 par value per share, of the Company pursuant to the Vertex Pharmaceuticals Incorporated Employee Stock Purchase Plan (the "Plan"), and the proposed issuance by the Company in connection therewith of rights to purchase Series A Junior Participating Preferred Stock, $.01 par value per share (the "Rights").

     We have examined (i) the Registration Statement, (ii) the Restated Articles of Organization of the Company, (iii) the Rights Agreement (the "Rights Plan") under which the Rights are proposed to be issued, and such other documents an records of the Company as we have deemed necessary for the purpose of this opinion.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     We are members of the bar of the Commonwealth of Massachusetts and we express no opinion as to any matters insofar as any laws other than Federal laws and laws of the Commonwealth of Massachusetts may be applicable.

     We assume that appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares and the Rights for sale under all applicable state securities or "blue sky" laws.

     Based upon the foregoing, we are of the opinion that the Shares and the Rights are duly authorized for issuance, and upon (i) the effectiveness of the Registration Statement, (ii) payment


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                           WARNER & STACKPOLE LLP
                           ----------------------

Vertex Pharmaceuticals Incorporated
September 19, 1996
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for the Shares in accordance with the terms of the Plan, (iii) the issuance of certificates therefor by the Company, and (iv) as to the Rights only, the issuance of the Rights in accordance with the terms of the Rights Plan, the Shares and the Rights will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                     Very truly yours


                                                     /s/ Warner & Stackpole LLP


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